EXHIBIT 99.1

News Corporation

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News Release

For Immediate Release
Contact: Andrew Butcher 212-852-7070
Investors: Reed Nolte 212-852-7092

News America Incorporated Further Extends Debt Exchange Offer with Respect to 6.40% Senior Notes Due 2035
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NEW YORK, NY, June 2, 2006 -- News America Incorporated (the "Company") today announced that it has further extended until June 9, 2006 at 5:00 p.m. EST the expiration date of its offer to exchange (i) up to US $1,150,000,000 of its 6.40% Senior Notes due 2035 for an equal amount of its privately placed 6.40% Senior Notes due 2035 (CUSIP Nos. 652482 BK 5 and U65249 AM 3) issued on December 23, 2005. The exchange offer initially had been scheduled to expire at 5:00 p.m. EST, May 26, 2006 but was extended to 5:00 p.m. EST, June 2, 5:00 p.m.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated April 28, 2006. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York, which is serving as the exchange agent for the Exchange Offer. The Bank of New York's address, telephone and facsimile number are as follows:

The Bank of New York
Corporate Trust Operations
Reorganization Section
101 Barclay Street, 7E
New York, New York 10286
Telephone: (212) 815-5920
Fax: (212) 298-1915

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

News America, the principal subsidiary in the United States of News Corporation, is an operating company and holding company, which, together with its subsidiaries and affiliates, conducts substantially all of the U.S. activities of News Corporation. Through its wholly owned subsidiaries, News America operates in a number of industry segments, including magazines and inserts, newspapers and book publishing.

News Corporation had total assets as of March 31, 2006 of approximately US$55 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.